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                                                                    Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-57114 of BE Aerospace, Inc. on Form S-3 of our report dated April 7, 2000 (May 2, 2001 as to the effects of the restatement discussed in Note 15), which expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the disclosures relating to the Company's reportable segments as discussed in Note 15, appearing in the Annual Report on Form 10-K/A of BE Aerospace, Inc. for the year ended February 26, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


Costa Mesa, California
May 9, 2001